CONSENT OF  INDEPENDENT ACCOUNTANTS



              We consent to the incorporation by reference in the registration statements of Legg Mason, Inc. and Subsidiaries on Form S-8 (File Nos. 2-87754; 33-20027; 33-28609; 33-45453; 33-48239; 33-55814; 33-61441; 33-61445
and 333-08721) and on Form S-3 (File No. 333-00151) of our reports dated
May 2, 1997, on our audits of the consolidated financial statements and financial statement schedule of Legg Mason, Inc. and Subsidiaries as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, which reports are included in this Annual Report on Form 10-K.






                                /s/  COOPERS & LYBRAND L.L.P.




Baltimore, Maryland
June 27, 1997